2ND AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 30th day of July, 2007 (this “Amendment”), to the Investment Advisory Agreement commencing on July 21, 2003, as amended (the “Agreement”), is entered by and between COUNTRY TRUST BANK, a federal thrift (“CTB”) and COUNTRY MUTUAL FUNDS TRUST, a Delaware statutory trust (the “Fund”), on behalf of each Fund series set forth in Exhibit A (each, a “Portfolio”).

WHEREAS, CTB and the Fund have entered the Agreement, pursuant to which, among other things, CTB provides investment advisory services to the Portfolios; and

WHEREAS, on July 1, 2006, CTB and the Fund entered into the 1st Amendment to the Investment Advisory Agreement to update the Portfolios covered by the Agreement; and

WHEREAS, CTB intends to withdraw its registration as a federally registered investment adviser, and to cause an investment adviser registration statement to be filed for COUNTRY Fund Management, a separately identifiable department (“SID”) of CTB within the meaning of Section 202(a)(26) of the Investment Advisers Act of 1940, as amended; and

WHEREAS, the parties wish to amend the investment advisory relationship for the Portfolios to cause the investment advisory activities under the Agreement to be provided through the SID rather than through CTB.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and CTB as follows:

1.           Effective as of the later of July 30, 2007 or the date the SID’s Form ADV investment adviser registration statement is declared effective by the Securities and Exchange Commission, the Fund and CTB hereby agree that CTB shall be replaced by the SID as investment adviser under the Agreement, to serve for the remainder of the period and on the terms set forth in the Agreement.  From and after the effective time of this Amendment, the term “Adviser” as used in the Agreement shall refer to the SID rather than to CTB.

2.           CTB represents and warrants to the Fund that the board of directors of CTB has granted or will grant the officers of the SID any and all corporate power and authority necessary under the Agreement to carry out all duties and obligations, and to enforce all rights, of the Adviser thereunder.

4.           CTB will use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable (subject to any applicable laws) to carry the purposes of the Agreement as amended hereby.

5.           Nothing in this Amendment shall affect any liability or obligation of CTB to the Fund, the Portfolios (or their respective shareholders) for actions, omissions or occurrences prior to the effective time of this Amendment.

6.           Exhibit A to the Agreement shall be deleted in its entirety and replaced by Exhibit A attached to this Amendment.

Except to the extent amended hereby, the Agreement shall remain in full force and effect on the terms and conditions set forth therein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

COUNTRY TRUST BANK

By:  /s/ Robert W. Rush
Robert W. Rush, Jr.
Senior Vice President and Trust Officer

COUNTRY MUTUAL FUNDS TRUST

By:  /s/  Robert J. McDade
Robert J. McDade
Vice President

EXHIBIT A

COUNTRY VP Growth Fund	.75%
COUNTRY VP Bond Fund	.50%